UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2017

Monmouth Real Estate Investment Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-33177	22-1897375
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Juniper Business Plaza, Suite 3-D
3499 Route 9 North
Freehold, New Jersey	07728
(Address of principal executive offices)	(Zip Code)

(732) 577-9996

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 6, 2017, Monmouth Real Estate Investment Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC, BMO Capital Markets Corp. and J.P. Morgan Securities LLC, as representatives of the several underwriters listed on Schedule I thereto (the “Underwriters”), to offer and sell an additional 3,000,000 shares of the Company’s 6.125% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), with a liquidation preference of $25.00 per share, at a public offering price of $24.50 per share (the “Preferred Stock Offering”). The Underwriters were granted an option to purchase up to an additional 450,000 shares of Series C Preferred Stock to cover overallotments, if any, bringing the total number of shares of Series C Preferred Stock that may be sold in the Preferred Stock Offering to 3,450,000 shares of Series C Preferred Stock. The Underwriting Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company has agreed to indemnify the Underwriters against certain liabilities. The Preferred Stock Offering closed on March 9, 2017 and resulted in net proceeds of approximately $70.9 million, after deducting the underwriting discount and estimated offering expenses payable by the Company.

The foregoing summary of the terms of the Underwriting Agreement is only a brief description of certain terms therein and does not purport to be a complete description of the rights and obligations of the parties thereunder. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

Item 3.03 Material Modifications to Rights of Security Holders.

In connection with the issuance and sale of the Series C Preferred Stock, on March 7, 2017, the Company filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) Articles Supplementary (the “Series C Articles Supplementary”) to the charter of the Company (the “Charter”), classifying and designating 3,450,000 of the authorized but unissued shares of the Company’s common stock, $0.01 par value per share, as additional shares of Series C Preferred Stock. After giving effect to the Series C Articles Supplementary, the Company is authorized to issue 8,850,000 shares of Series C Preferred Stock. The Series C Preferred Stock issued and sold in the Preferred Stock Offering has terms identical to the 5,400,000 shares of Series C Preferred Stock originally issued by the Company on September 13, 2016 and provided for by the Articles Supplementary filed by the Company with SDAT on September 7, 2016 and filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 13, 2016. In addition, on March 7, 2017, the Company filed with the SDAT Certificates of Correction (the “Certificates of Correction”) to the Articles Supplementary setting forth the terms of each series of the Company’s preferred stock, including the Series C Preferred Stock, to correct an error in the calculation of the record dates for preferred dividends. This summary of the Series C Articles Supplementary and the Certificates of Correction is qualified in its entirety by reference to the Series C Articles Supplementary filed as Exhibit 3.1 and the Certificates of Correction filed as Exhibits 3.2 and 3.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 7.01 FD Disclosure.

On March 9, 2017, the Company issued a press release announcing the closing of its previously-announced underwritten public offering of additional shares of Series C Preferred Stock. A total of 3,000,000 shares of Series C Preferred Stock were issued and sold in the Preferred Stock Offering . A copy of the press release is furnished as Exhibit 99.1 to this report.

Exhibit 99.1 is being furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. The information in this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of March 6, 2017, among the Company and RBC Capital Markets, LLC, BMO Capital Markets Corp. and J.P. Morgan Securities LLC, as representatives of the several underwriters named on Schedule I thereto.

3.1	Articles Supplementary, effective March 7, 2017, designating 3,450,000 additional shares of Series C Preferred Stock

3.2	Certificate of Correction to Articles Supplementary, effective September 7, 2016

3.3	Certificate of Correction to Articles Supplementary, effective June 1, 2012

5.1	Opinion of Venable LLP.

23.1	Consent of Venable LLP (including in Exhibit 5.1).

99.1	Press Release, dated March 9, 2017, concerning the closing of the offering of the Series C Preferred Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monmouth Real Estate Investment Corporation

Dated: March 9, 2017	By:	/s/ Kevin S. Miller
Kevin S. Miller
Chief Financial and Accounting Officer

EXHIBIT INDEX

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of March 6, 2017, among the Company and RBC Capital Markets, LLC, BMO Capital Markets Corp. and J.P. Morgan Securities LLC, as representatives of the several underwriters named on Schedule I thereto.

3.1	Articles Supplementary, effective March 7, 2017, designating 3,450,000 additional shares of Series C Preferred Stock

3.2	Certificate of Correction to Articles Supplementary, effective September 7, 2016

3.3	Certificate of Correction to Articles Supplementary, effective June 1, 2012

5.1	Opinion of Venable LLP.

23.1	Consent of Venable LLP (including in Exhibit 5.1).

99.1	Press Release, dated March 9, 2017, concerning the closing of the offering of the Series C Preferred Stock.